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                                                                    Exhibit 21.1

                   SIGNIFICANT SUBSIDIARIES OF DOMINO'S, INC.


Domino's Pizza LLC                                            Michigan
Domino's Franchise Holding Co.                                Michigan
Domino's Pizza PMC, Inc.                                      Michigan
Domino's Pizza California LLC                                 California
Domino's Pizza International, Inc.                            Delaware
Domino's Pizza International Payroll Services, Inc.           Florida
Domino's Pizza Government Services Division, Inc.             Texas
Domino's Pizza NS Co.                                         Canada
Domino's Pizza of Canada                                      Canada
Domino's Pizza of France S.A.S.                               France
Dutch Pizza Beheer B.V.                                       Netherlands